EXHIBIT 99.1



[GRAPHIC OMITTED]


   Contact:       Daniel Jarvis
                  Ford Credit
                  313-594-2527
                  djarvis1@ford.com


   IMMEDIATE RELEASE

   FORD CREDIT EARNS $386 MILLION IN THE THIRD QUARTER, UP 22 PERCENT

   DEARBORN, Mich., October 18, 2000 -- Ford Credit earned $386 million in the third quarter of 2000, up $69 million, or 22 percent, from third quarter 1999, Chairman and Chief Executive Officer Donald A. Winkler announced today. Earnings for the first nine months of 2000 total $1,126 million, up 18 percent from the first nine months of 1999.

   Compared with the third quarter of 1999, the increase in earnings reflects primarily higher volume and an improved net financing margin, offset partially by higher credit losses and operating costs associated with the restructuring of North American operations. After-tax return on average equity for the quarter improved to 12.9 percent from 11.4 percent a year earlier.

   "We are very pleased with our strong earnings in the third quarter. Based on our accomplishments during the first nine months of the year, we are confident that we will achieve our milestones for the year - 10 percent earnings growth and improved return on equity," Winkler said. "Our record financing volume and market share are the result of hard work by our talented and dedicated employees."

   Ford Credit's total net finance receivables increased to $157 billion at September 30, compared with $134 billion in same period of the previous year.

   Ford Credit is a wholly owned subsidiary of Ford Motor Company and is the world's largest automotive finance company. Now in its 41st year, Ford Credit provides vehicle financing in 40 countries to more than 10 million customers and 12,400 automotive dealers. More information about Ford Credit can be found on the World Wide Web at www.fordcredit.com.

                                     # # #


--------------------------------------------------------------------------------
Communications, Ford Motor Credit Company, The American Road, P.O. Box 1732, Dearborn, Michigan 48121
Telephone: 313/594-1096; Fax: 313/390-2453
Internet:  http://www.fordcredit.com


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
                                        Ford Motor Credit Company and Consolidated Subsidiaries

                                                         OPERATING HIGHLIGHTS

                                                                                             Third Quarter
                                                                                    ----------------------------
                                                                                      2000                1999
                                                                                    ----------          --------
Income (in Millions)
     Income Before Income Taxes                                                 $       634.3       $        516.1
     Net Income                                                                         385.5                316.9
     Memo:  Depreciation Expense                                                $     1,982.5       $      1,864.8


Market Share
     Ford Retail & Lease     United States                                               55.8 %               52.6 %
                             Europe                                                      31.2                 33.3

     Ford Wholesale          United States                                               80.8 %               83.8%
                             Europe                                                      96.1                 96.6


Contract Volume - New and Used Retail/Lease (in Thousands)
     United States                                                                       952                860
     Europe                                                                              206                211
     Other International                                                                 179                130
                                                                                        ----               ----
         Total Contract Volume                                                         1,337              1,201
                                                                                       =====              =====


Assets (in Millions)
     Net Finance Receivables                                                    $   118,929.1        $   100,088.4
     Net Investment in Operating Leases                                              38,442.4             33,891.0
                                                                                     --------             --------
         Total Net Finance Receivables                                          $   157,371.5        $   133,979.4
     Other Assets                                                                    12,522.8             13,897.8
                                                                                     --------             --------
         Total Assets                                                           $   169,894.3        $   147,877.2
                                                                                   ==========           ==========

Liabilities and Stockholder's Equity (in Millions)
     Liabilities
         Debt - Payable within one year                                         $    59,820.0       $     61,649.0
         Debt - Payable after one year                                               82,075.6             62,666.8
                                                                                    ---------            ---------
              Total Debt                                                        $   141,895.6       $    124,315.8
         Other Liabilities                                                           15,613.5             12,122.2
                                                                                    ---------            ---------
              Total Liabilities                                                 $   157,509.1       $    136,438.0

     Minority Interests in Net Assets of Subsidiaries                                   401.1                408.3
     Stockholder's Equity                                                            11,984.1             11,030.9
                                                                                     --------             --------
                  Total Liabilities and Stockholder's Equity                    $   169,894.3       $    147,877.2
                                                                                   ==========            =========

